Exhibit 99.1

Company Contact:	Investor Contact:	Agency Contact:
Maureen Hart	Stephen Bassett	Heather Smith
Axcelis Technologies, Inc.	Axcelis Technologies, Inc.	Loomis Group
Tel: +1 (978) 787 4266	Tel: +1 (978) 787 4000	Tel: +1 (617) 638 0022
Fax: +1 (978) 787 4275	Fax: +1 (978) 787 9133	Fax: +1 (617) 638 0033
maureen.hart@axcelis.com	investor.relations@axcelis.com	smithh@loomisgroup.com

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR
 FOURTH QUARTER AND FULL YEAR 2006

Company reports strong results across the board and significant increase in system orders

BEVERLY, Mass. — January 31, 2007 — Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the fourth quarter and full year ended December 31, 2006. The Company reported revenues of $123.3 million, compared to $122.8 million for the third quarter of 2006. Net income for the fourth quarter was $15.6 million, or $0.15 per share, compared to net income for the third quarter of 2006 of $12.5 million, or $0.12 per share. In the corresponding quarter for the previous year, the Company reported revenues of $92.9 million, and net loss of $1.3 million, or $0.01 per share, which included restructuring and related costs of $1.7 million, or $0.02 per diluted share.

For the full year 2006, the Company reported revenues of $461.7 million compared with $372.5 million in 2005. Net income for the year was $40.8 million, or $0.40 per share. In 2005, the Company reported a net loss of $3.9 million, or $0.04 per share, which included relocation and restructuring charges of $11.4 million, or $0.11 per share.

Commenting on the Company’s performance, Chairman and CEO Mary Puma said, “Axcelis delivered strong results across the board, and achieved a 66% quarter over quarter increase in system orders. Our operating results for 2006 exceeded our expectations, reflecting the strength of our core businesses and our early penetrations with our new Optima platform. Our actions in 2006 have laid the cornerstones for continued growth, which will include compelling market share gains from the Optima HD high current product line.”

Fourth Quarter Detail

Shipments and Margins

Shipments before provision for deferred revenue for the fourth quarter totaled $103.8 million. This compares to $128.1 million in the third quarter of 2006.

Geographically, Axcelis’ systems shipments were to:  Asia, 36%; North America, 38%; and Europe, 26%.

The ion implantation business accounted for 63% of total shipments in the fourth quarter while other products (dry strip, curing and RTP) accounted for 37%.

Service revenue (service labor, spare parts and consumables) was $43.2 million for the quarter, compared to $42.1 million in the third quarter of 2006.

Gross margin for the fourth quarter was 41.6%, compared to 43.4% in the preceding quarter.

Orders and Backlog

Orders (new systems bookings and service) received for the fourth quarter totaled $140.9 million, compared to $101.1 million for the third quarter of 2006. New systems bookings, excluding service, amounted to $97.7 million compared to $59 million for the preceding quarter.

Backlog plus deferred systems revenue at quarter end was $124.8 million. Backlog consists of systems only (i.e., excluding service contracts) that are generally scheduled to ship within six months.

Balance Sheet

Cash, cash equivalents and marketable securities increased by $22.0 million to $215.8 million at December 31, 2006. The Company ended the quarter with working capital of $284.9 million.

SEN Corporation, an SHI and Axcelis Company (“SEN”)

Axcelis owns 50% of SEN, a Japanese company that is licensed to make and sell certain Axcelis ion implanters in Japan. SEN’s operating results for the quarters ended December 31, 2006, and September 30, 2006, are as follows (in millions):

	Three Months Ended December 31, 2006	Three Months Ended September 30, 2006
SEN Revenue	$93.3	$45.3
SEN System Shipments	73.7	62.6
SEN System Orders	59.7	48.1
Royalties Due Axcelis	2.5	2.2
Axcelis’ Share of SEN Net Income	8.5	2.4

Business Outlook

Stephen Bassett, Axcelis executive vice president and CFO, commented, “Our anticipated ramp of Optima implanter shipments will drive revenue growth in the latter half of  2007, resulting in an overall increase in revenues for the year.  Given timing of revenue recognition, our first quarter 2007 forecast does not reflect this upward trend.”

Axcelis’ financial outlook for the first quarter of 2007 includes revenues in the range of $90.0 million to $100.0 million. Gross margins in the first quarter are expected to be in the range of 42% to 43%. The Company forecasts first quarter earnings per share in the range of $0.02 to $0.06 per share.

Axcelis assumes no responsibility to update guidance. Axcelis will only confirm or update guidance via a press release.

Fourth Quarter 2006 Conference Call

The Company will be hosting a conference call today, Wednesday, January 31, 2007, beginning at 5:00 pm ET.  The purpose of the call is to discuss fourth quarter and full year 2006 results and to provide guidance for the first quarter of 2007.

The call will be available to interested listeners via an audio webcast that can be accessed through Axcelis’ home page at www.axcelis.com, or by dialing 1-800-479-1628 (1-719-457-2729 outside North America).  Participants calling into the conference call will be requested to provide the company name: Axcelis Technologies, the conference leader: Maureen Hart, and pass code: #4728559. A webcast replay will be available from 8:00 pm ET on January 31, 2007 until 5:00 pm ET March 2, 2007.

Safe Harbor Statement

This document contains forward-looking statements under the SEC safe harbor provisions.  These statements, which include our guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the timing of orders and shipments, the conversion of orders to revenue in any particular quarter, or at all, our ability to implement successfully our profit plans, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis Technologies, Inc.

Axcelis Technologies, Inc., headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation, rapid thermal processing, and cleaning and curing systems. Axcelis also licenses its 50% owned joint venture, SEN Corporation, an SHI and Axcelis Company, to manufacture and sell certain implant products in Japan. The company’s Internet address is: www.axcelis.com.

Axcelis Technologies, Inc.
Consolidated Statements of Operations
In thousands, except per share amounts
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
Revenue
Systems	$77,627	$50,364	$276,311	$206,087
Services	43,193	40,920	176,199	157,644
Royalties, primarily from SEN	2,519	1,660	9,207	8,809
	123,339	92,944	461,717	372,540
Cost of Revenue	72,075	54,953	270,203	218,109

Gross profit	51,264	37,991	191,514	154,431

Operating expenses
Research & development	18,384	19,743	72,384	70,908
Sales and marketing	11,617	10,261	45,536	44,826
General and administrative	12,362	10,635	46,620	45,631
Amortization of intangible assets	656	612	2,551	2,448
Restructuring charges	535	1,070	682	6,497
	43,554	42,321	167,773	170,310

Income (loss) from operations	7,710	(4,330)	23,741	(15,879)

Other income (expense)
Equity income of SEN	8,532	4,391	19,266	15,751
Interest income	2,567	1,660	8,383	5,459
Interest expense	(2,428)	(1,663)	(9,085)	(6,634)
Other-net	(359)	(677)	478	(679)
	8,312	3,711	19,042	13,897

Income (loss) before income taxes	16,022	(619)	42,783	(1,982)

Income taxes	461	716	2,013	1,873
Net income (loss)	$15,561	$(1,335)	$40,770	$(3,855)

Net income (loss) per share
Basic	$0.15	$(0.01)	$0.40	$(0.04)
Diluted	$0.15	$(0.01)	$0.40	$(0.04)
Shares used in computing net income (loss) per share
Basic	101,221	100,435	101,058	100,301
Diluted	101,874	100,435	101,361	100,301

Axcelis Technologies, Inc.
Consolidated Balance Sheets
In thousands
(Unaudited)

	December 31,	December 31,
	2006	2005
Assets
Current assets
Cash and cash equivalents	$140,451	$71,417
Marketable securities	63,200	93,797
Restricted cash	11,019	8,037
Accounts receivable, net	73,635	79,379
Inventories, net	160,107	109,972
Prepaid expenses and other current assets	26,639	32,767
Total current assets	475,051	395,369
Property, plant & equipment, net	66,678	71,443
Investment in SEN	126,688	108,815
Goodwill	46,773	46,773
Intangible assets	13,549	16,100
Restricted cash, long-term portion	1,137	3,195
Other assets	24,117	19,748
	$753,993	$661,443
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$37,312	$25,556
Accrued compensation	26,996	18,437
Warranty	5,229	5,739
Income taxes	3,906	3,021
Deferred revenue	28,811	30,140
Other current liabilities	13,670	11,333
Current portion, long term debt	74,217	—
Total current liabilities	190,141	94,226
Long-term debt	76,887	125,000
Long-term deferred revenue	5,054	11,177
Other long-term liabilities	4,349	4,999
Commitments and contingencies	—	—
Stockholders’ equity
Preferred stock	—	—
Common stock	101	101
Additional paid-in capital	469,967	466,454
Deferred compensation	—	(5,385)
Treasury stock	(1,218)	(1,218)
Retained earnings (deficit)	9,583	(31,187)
Accumulated other comprehensive loss	(871)	(2,724)
	477,562	426,041
	$753,993	$661,443